UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 10, 2016 (May 5, 2016)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the recommendation of the Compensation and Management Succession Committee, the Board of Directors of Protective Life Corporation (“Protective”) has decided to convert the accrued benefit (the “Accrued Excess Benefit”) payable under the Excess Benefit Plan (the “Excess Plan”) as of March 31, 2016 to John D. Johns, Protective’s Chairman and Chief Executive Officer, into a lump sum amount.  The lump sum amount will be allocated to a book entry account that will be treated as though it were a Pay Deferral Account under Protective’s Deferred Compensation Plan for Officers (the “Deferred Compensation Plan”).

The purpose of this action is to establish Protective’s liability with respect to Mr. Johns’ benefits under the Excess Plan and to eliminate the possibility that the amount payable in respect of such accrued benefit could change significantly during the period that Mr. Johns remains in the service of Protective or its affiliates.  This change will not alter the time at which or form in which the Accrued Excess Benefit will be payable to Mr. Johns.  Mr. Johns has consented to this treatment of his vested accrued rights under the Excess Plan.

Under the terms of the Excess Plan, Mr. Johns’ accrued benefit would be payable to him in a lump sum amount in the January following the date of his retirement from Protective.  This lump sum amount would be determined using the mortality tables applicable under Protective’s qualified defined benefit pension plan, in which the majority of Protective’s employees participate (the “Pension Plan”), and an interest rate (the “Applicable Interest Rate”) equal to the lesser of (A) the sum of (1) the yield on U.S. 10-year Treasury Notes at constant maturity as most recently published by the Federal Reserve Bank of New York plus (2) 0.75%, and (B) the interest rate used for determining lump sum payment amounts under the Pension Plan as of the date on which the calculation is being made. However, to satisfy applicable provisions of  Section 409A of the Internal Revenue Code, the portion of such benefit attributable to services after 2004 would not be payable to Mr. Johns until after his separation from service with Protective and its affiliates.  Thus, payment and calculation of the majority of his accrued benefit could be delayed, and delaying such calculation could change the amount ultimately payable, to the extent that Mr. Johns remains in the service of Protective or any such affiliate.

To avoid this possibility, the amount of the Accrued Excess Benefit has been determined under the otherwise applicable terms of the Excess Plan, subject to the following assumptions and modifications.  The amount of the Accrued Excess Benefit has been calculated as if Mr. Johns retired on March 31, 2016 by applying the mortality tables and the Applicable Interest Rate prevailing at that date, resulting in an Accrued Excess Benefit of $ 14,198,013.

Mr. Johns will continue to accrue benefits under the Excess Plan with respect to his continued service as an employee of Protective after March 31, 2016.  At the end of each calendar year (or the date Mr. Johns’ employment terminates, if earlier), the additional benefit accrued during such year (or portion thereof) will be converted into its then present value, using the mortality tables and Applicable Interest Rate on such date and credited to Mr. Johns’ retirement Pay Deferral Account.

Treating the Accrued Excess Benefit as a Pay Deferral Account under the Deferred Compensation Plan will allow the amount of such benefit to be treated in the same manner as if it were payable currently to Mr. Johns and then deferred under the Deferred Compensation Plan.  This will allow the Accrued Excess Benefit to be deemed invested, at Mr. John’s election, among the various notional investment opportunities available to participants (including Mr. Johns) for their deferred compensation under the Deferred Compensation Plan until it is payable to Mr. Johns.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE CORPORATION

By:	/s/ Steven G. Walker
Name:	Steven G. Walker
Title:	Executive Vice President, Controller and Chief Financial Officer

Date: May 10, 2016